Exhibit 99.1

Contact:

Brian Beades

212-754-5596

invrel@blackrock.com

BlackRock, Inc. Reports Third Quarter Earnings

Including a $30 Billion Year-over-Year Increase in

Assets Under Management to $323.5 Billion

New York, October 18, 2004 - BlackRock, Inc. (NYSE:BLK) today reported, as previously announced, a net loss for the quarter ended September 30, 2004 of $9.8 million, or $0.15 per diluted share, compared to net income of $40.1 million, or $0.61 per diluted share earned in the third quarter of 2003. Third quarter 2004 earnings included the impact of a charge of $57.1 million, or $0.87 per diluted share, associated with the BlackRock, Inc. 2002 Long Term Retention and Incentive Plan (LTIP or the Plan). Excluding this charge, earnings for the third quarter of 2004 would have increased 18% to $47.3 million, or $0.72 per diluted share. Net income and diluted earnings per share for the nine months ended September 30, 2004 were $93.4 million and $1.42, respectively. Exclusive of the LTIP charge, earnings and diluted earnings per share for the nine month period ended September 30, 2004 would have been $150.5 million and $2.28, respectively, which includes a net income benefit of $8.7 million, or $0.13 per diluted share, recognized in the first quarter of 2004 associated with the resolution of an audit performed by New York State on the Company’s previously filed tax returns.

The Company’s decision to commence expense recognition in the third quarter of 2004 for approximately $207 million of awards granted under the LTIP is the result of continued strength in the Company’s stock price. Aggregate maximum awards under the Plan are $240 million, of which BlackRock is obligated to fund $40 million in cash and The PNC Financial Services Group, Inc. (NYSE: PNC) is obligated to contribute 4 million shares of BlackRock, Inc. common stock to the Company to fund $200 million of Plan awards, with the excess value of the stock contributed, if any, available to support future long term retention and incentive programs. Shares distributed to Plan participants will include an option to put such shares back to BlackRock at fair market value. PNC’s contribution of stock, if triggered, will increase BlackRock’s book value, exclusive of the impact of Plan participants’ put options. The funding obligation is triggered upon satisfaction of the Plan’s performance hurdle, which requires that BlackRock’s average common stock price exceed $62 for any 3-month period beginning on or after January 1, 2005 and ending on or prior to March 30, 2007. In general, Plan participants must be employed by BlackRock on the payment date in early 2007 to receive their awards. Since PNC will fund $200 million of Plan awards in the event the Plan fully vests, BlackRock also announced that the Company will report earnings on an adjusted basis to reflect the impact of PNC’s LTIP funding obligation.

BlackRock had adjusted earnings (see Table 1) of approximately $36.9 million, or $0.56 per diluted share, during the quarter ended September 30, 2004. PNC’s LTIP funding obligation amounted to $0.71 of the LTIP’s dilutive impact of $0.87 per share on third quarter results. The Company’s adjusted earnings (see Table 1) for the nine months ended September 30, 2004 were approximately $140.1 million, or $2.13 per diluted share, a $26.0 million, or 23%, increase compared to the prior year.

During the quarter and nine months ended September 30, 2004, the Company realized operating margins of 41.9% and 39.2%, prior to the recognition of expenses related to LTIP awards (see Table 1). BlackRock’s LTIP funding obligation is expected to reduce operating margins by approximately 1.5% through the end of the LTIP’s service period, December 31, 2006, based on recent historical results.

BlackRock, Inc.

Third Quarter Earnings Release

Assets under management (“AUM”) closed the third quarter at $323.5 billion, up $13.8 billion since June 30, 2004 and $30.0 billion versus September 30, 2003. Net new business during the quarter totaled $7.3 billion, including $4.2 billion from U.S. clients and $3.1 billion from international investors. Market appreciation contributed an additional $6.5 billion in asset growth, largely as a result of the rebound in the bond market since second quarter-end. Year-over-year, net new business totaled $18.6 billion, including $8.3 billion from domestic investors and $10.3 billion from non-U.S. clients. In addition, BlackRock Solutions® continued its record of growth, adding three net new assignments during the quarter and thirteen year-to-date.

“As our third quarter results suggest, BlackRock continues to benefit from the diversification of our business and momentum remains strong throughout the firm,” remarked Laurence D. Fink, Chairman and CEO of BlackRock. “During the quarter, our client base continued to expand globally, with strong new business results across client channels and in BlackRock Solutions. In addition, although market conditions remain challenging in the face of sharply rising commodity prices, Federal Reserve tightening, continued instability in Iraq and the impending U.S. elections, performance remained competitive in most products.

“Two notable developments during the quarter merit comment. First, we announced BlackRock’s agreement to acquire State Street Research (SSR) from MetLife in late August. Since then, tremendous progress has been made in transition planning, including receiving unanimous approval from the Board of Directors of the SSR Funds to merge into our fund family, subject to approval of SSR fund shareholders. As progress has been made, we have become even more enthusiastic about the capabilities we will gain post-merger and the relationship we will have with MetLife as a result of this transaction.

“The second development was the announcement that we would commence expense recognition of our 2002 Long-Term Retention and Incentive Plan. This action was dictated by the continued strength of our stock, although the Plan cannot satisfy its performance hurdle until March 31, 2005 at the earliest and, thereafter, individual awards generally do not vest until they are paid in 2007. While I am very gratified that BlackRock’s business has continued to thrive, I am even more gratified that our employees continue to devote their utmost efforts to conducting our business and serving our clients. Their enthusiasm and dedication are the foundation that supports our ongoing efforts to build BlackRock’s platform.”

Third Quarter Highlights

•	Net new business was exceptionally well balanced across institutional channels, with insurance companies, liquidity investors and other taxable clients each funding more than $2.0 billion, and domestic tax-exempt investors adding $1.4 billion during the quarter. Inflows of $433 million in new closed-end funds were almost entirely overshadowed by $391 million of outflows in the BlackRock Funds.

•	Fixed income assets ended the quarter at $235.5 billion, up $12.0 billion during the quarter. Net new business totaled $5.5 billion, fueled by net inflows in every client channel. New business efforts were strong in a number of products, including targeted duration, global bond and core bond mandates. Investment performance remained competitive, with 80% or more of our taxable bond funds ranked in the top two Lipper quartiles for 1-, 3- and 5-year periods ended September 30, 2004.

•	Liquidity assets increased $1.9 billion to close the quarter at $67.8 billion, including inflows of $1.2 billion in money market funds and $652 million in separate accounts. Average assets for the quarter were $71.0 billion, down slightly from the second quarter average of $71.6 billion. As indicated in our second quarter earnings release, liquidity assets have been, and are expected to continue to be, volatile in response to Federal Reserve policy. Market share has remained relatively stable throughout this cycle, and we are implementing strategies to enhance our competitive position in the cash management business.

BlackRock, Inc.

Third Quarter 2004 Earnings Release

•	Total equity assets were $12.7 billion at September 30, 2004. In international equities, a single client’s investment strategy shift accounted for 35% of the $637 million decline during the quarter. The pace of outflows has slowed, however, with improved investment performance. In the third quarter, all of our international equity funds ranked in the top Lipper quartile and 86% of our international equity composites outperformed their benchmarks. In domestic equities, mutual fund redemptions outpaced separate account fundings, resulting in $108 million of net outflows. Performance, however, has remained strong, with 75% of U.S. equity fund assets ranked in the top two Lipper quartiles for the quarter, year-to-date and 1-year periods ended September 30, 2004.

•	Alternative investment AUM ended the quarter at $7.4 billion, fueled by $851 million in net new business. Our new product effort is more robust than at any time in our history. These efforts led to $775 million of fundings in a new absolute return fixed income product during the third quarter. Already this month, we have raised $400 million in a new collateralized loan obligation and received $150 million of commitments in the first closing of our new real estate mezzanine fund. Additional offerings are in various stages of development, and we believe that these initiatives will contribute to sustained momentum in alternative investments.

•	During the third quarter, BlackRock Solutions and our Advisory Services effort continued to expand, adding two risk management assignments, one system outsourcing client and two advisory engagements. One investment accounting relationship was terminated during the quarter following merger activity affecting the client. In the coming months, completion of several current assignments will create additional capacity to capitalize on the continued high level of interest in these products and services.

•	Our momentum remains strong as we head toward year-end. Our new business pipeline remains robust, with $3.6 billion of wins funded or to be funded since quarter-end and a continued high level of search activity across products. Investment performance remains paramount to sustained momentum and we remain focused, as always, on our mission to provide the highest quality products and services to our clients.

•	On August 26, 2004, we announced that BlackRock had agreed to acquire State Street Research from MetLife. Integration planning commenced shortly thereafter and is proceeding as expected. On October 1, 2004, proxies were filed with the SEC regarding proposed mutual fund mergers. Our management teams are jointly developing strategies to bring together the best of both organizations, while maintaining uninterrupted focus on portfolio management and client service for our respective investors. Based on progress to date, we continue to anticipate closing the transaction in early 2005.

BlackRock, Inc.

Third Quarter 2004 Earnings Release

Total revenue for the quarter ended September 30, 2004 increased $20.7 million, or 14%, to $171.0 million compared to $150.3 million for the quarter ended September 30, 2003. Separate account revenue increased by $12.9 million, or 16%, mutual funds revenue increased by $1.6 million, or 3%, and other income increased by $6.1 million, or 36%, compared with the quarter ended September 30, 2003. The increase in separate account revenue represents a $14.8 million, or 19%, increase in separate account base fees driven by a $33.0 billion, or 16%, increase in AUM, primarily in fixed income, partially offset by a $1.8 million decrease in performance fees. Mutual fund revenue increased primarily due to new closed-end fund launches since September 30, 2003, which generated $1.9 billion of additional AUM, partially offset by decreases in average assets in the BlackRock Funds and the BlackRock Liquidity Funds. Other income increased primarily due to strong sales in BlackRock Solutions products and services.

	Three months ended		June 30, 2004	Variance vs.
	September 30,			September 30, 2003		June 30, 2004
(Dollar amounts in thousands)	2004	2003		Amount	%	Amount	%
Mutual funds revenue
BlackRock Funds	$16,289	$17,255	$18,058	($966)	(5.6%)	($1,769)	(9.8%)
Closed-end Funds	17,978	13,267	17,484	4,711	35.5	494	2.8
BlackRock Liquidity Funds	19,508	21,694	19,160	(2,186)	(10.1)	348	1.8
Other commingled funds	298	266	279	32	12.0	19	6.8

Total mutual funds revenue	54,073	52,482	54,981	1,591	3.0	(908)	(1.7)

Separate accounts revenue
Separate accounts base fees	92,943	78,152	89,436	14,791	18.9	3,507	3.9
Separate accounts performance fees	539	2,403	17,596	(1,864)	NM	(17,057)	(96.9)

Total separate accounts revenue	93,482	80,555	107,032	12,927	16.0	(13,550)	(12.7)

Total investment advisory and administration fees	147,555	133,037	162,013	14,518	10.9	(14,458)	(8.9)
Other income	23,444	17,307	21,799	6,137	35.5	1,645	7.5

Total revenue	$170,999	$150,344	$183,812	$20,655	13.7%	($12,813)	(7.0%)

NM = Not meaningful

During the third quarter of 2004, revenue declined approximately $12.8 million, or 7%, as compared to the second quarter of 2004 primarily due to lower performance fees of $17.1 million primarily associated with the Company’s fixed income hedge fund, partially offset by a $3.5 million increase in separate account base fees. The increase in base fees was due to a $12.1 billion, or 5%, increase in AUM.

BlackRock, Inc.

Third Quarter 2004 Earnings Release

Total revenue for the nine months ended September 30, 2004 increased $99.6 million, or 23%, to $536.6 million compared to $437.0 million during the nine months ended September 30, 2003. Separate account revenue increased by $66.7 million, or 28%, mutual funds revenue increased by $15.8 million, or 11%, and other income increased by $17.2 million, or 35%, compared with the nine months ended September 30, 2003. The growth in separate account fees primarily consisted of an increase in base fees of $39.8 million, or 17%, resulting from a $33.0 billion, or 16%, increase in assets under management and an increase in performance fees of $26.9 million largely attributable to results of the Company’s alternative investment products. The increase in mutual funds revenue consisted of increases in closed-end fund revenue and BlackRock Funds revenue of $15.4 million and $2.6 million, respectively, partially offset by a decrease in fees earned from the BlackRock Liquidity Funds of $2.3 million. Closed-end fund revenue increased during the period due to several closed-end fund launches since September 30, 2003, resulting in a $1.9 billion increase in assets under management. Growth in BlackRock Funds fees reflects a shift in average assets from retail liquidity portfolios to higher-fee bearing fixed income portfolios while the reduction in BlackRock Liquidity Funds revenue was the result of a decrease of approximately $2.1 billion in average AUM. Other income increased primarily due to strong sales of BlackRock Solutions products and services.

	Nine months ended September 30,		Variance
(Dollar amounts in thousands)	2004	2003	Amount	%
Mutual funds revenue
BlackRock Funds	$53,128	$50,497	$2,631	5.2%
Closed-end Funds	52,252	36,881	15,371	41.7
BlackRock Liquidity Funds	59,281	61,547	(2,266)	(3.7)
Other commingled funds	839	793	46	5.8

Total mutual funds revenue	165,500	149,718	15,782	10.5

Separate accounts revenue
Separate accounts base fees	270,427	230,622	39,805	17.3
Separate accounts performance fees	33,959	7,075	26,884	NM

Total separate accounts revenue	304,386	237,697	66,689	28.1

Total investment advisory and administration fees	469,886	387,415	82,471	21.3
Other income	66,748	49,586	17,162	34.6

Total revenue	$536,634	$437,001	$99,633	22.8%

NM = Not meaningful

BlackRock, Inc.

Third Quarter 2004 Earnings Release

Total expense for the quarter ended September 30, 2004 increased $100.7 million to $193.4 million compared to $92.7 million during the quarter ended September 30, 2003. The increase in expense for the quarter primarily reflects $90.6 million in LTIP-related charges recognized during the third quarter of 2004 as well as increases of $6.0 million in employee compensation and benefits and $3.6 million in general and administration expense. Exclusive of LTIP related charges, total expense for the 2004 third quarter would have increased $10.1 million or 11% from 2003. The rise in employee compensation and benefits is primarily attributable to increased salary and benefits expense of $6.3 million reflecting staffing increases and the grant of restricted stock to employees during the fourth quarter of 2003. The rise in general and administration expense primarily reflects increased professional fees of $1.9 million for legal and accounting services primarily related to mutual fund regulatory inquiries and Sarbanes-Oxley Act compliance activities, increased marketing and promotional costs of $0.5 million, a $0.5 million increase in occupancy primarily due to lease escalations and a $0.3 million rise in foreign currency charges related to the decline of the U.S. dollar.

	Three months ended			Variance vs.
	September 30,		June 30, 2004	September 30, 2003		June 30, 2004
(Dollar amounts in thousands)	2004	2003		Amount	%	Amount	%
General and administration expense:
Marketing and promotional	$7,823	$7,303	$9,637	$520	7.1%	($1,814)	(18.8%)
Occupancy	6,066	5,598	5,914	468	8.4	152	2.6
Technology	4,771	4,436	4,604	335	7.6	167	3.6
Other general and administration	10,599	8,332	11,208	2,267	27.2	(609)	(5.4)

Total general and administration expense	$29,259	$25,669	$31,363	$3,590	14.0%	($2,104)	(6.7%)

The $72.1 million increase in expense from second quarter of 2004 is primarily due to $90.6 million in LTIP-related charges recognized during the third quarter of 2004. During the three months ended September 30, 2004, LTIP-related charges were partially offset by a decrease in incentive compensation primarily associated with lower alternative investment product performance fees and the recognition of incentive compensation related to the sale of the Company’s interest in Trepp LLC during the second quarter of 2004. In addition, a decline in marketing and promotional costs of $1.8 million was primarily attributable to a closed-end fund launch during the second quarter of 2004.

Total expenses for the nine months ended September 30, 2004 increased $156.2 million to $426.7 million compared to $270.5 million during the nine months ended September 30, 2003. The increase was primarily attributable to $90.6 million in LTIP-related charges recognized during the third quarter of 2004 as well as an increase of $42.5 million, or 25%, in employee compensation and benefits, an increase of $15.7 million, or 21%, in general and administration expense and the recognition of a $6.1 million impairment of an acquired management contract during 2004. Exclusive of LTIP related charges, total expense for the first nine months of 2004 would have increased $65.6 million or 24% from 2003. The rise in employee compensation expense is primarily due to increased incentive compensation of $25.4 million related to alternative investment product performance fees, operating income growth and the gain on the sale of the Company’s interest in Trepp LLC and a $17.5 million rise in salaries and benefits reflecting increased headcount and the grant of restricted stock to employees during the fourth quarter of 2003. General and administration expense rose during the period due to increased professional fees of $5.8 million for legal and accounting services primarily related to mutual fund regulatory inquiries and Sarbanes-Oxley Act compliance activities, a $5.0 million, or 24%, increase in marketing and promotional expense related to the support of closed-end fund launches and to

BlackRock, Inc.

Third Quarter 2004 Earnings Release

support the growth in the Company’s institutional business, a $2.1 million increase in subadvisory fees related to performance fees earned on a collaterized debt obligation during 2004, lease escalations resulting in a $1.0 million increase in occupancy expense and a $0.8 million rise in foreign currency charges related to the decline of the U.S. dollar.

	Nine months ended September 30,		Variance
(Dollar amounts in thousands)	2004	2003	Amount	%
General and administration expense:
Marketing and promotional	$25,663	$20,679	$4,984	24.1%
Occupancy	17,633	16,611	1,022	6.2
Technology	13,933	13,540	393	2.9
Other general and administration	34,692	25,414	9,278	36.5

Total general and administration expense	$91,921	$76,244	$15,677	20.6%

Non-operating income for the quarter ended September 30, 2004 decreased $0.3 million as compared to the third quarter of 2003 primarily due to decreased investment income of $1.4 million related to decreased investment balances during the quarter, partially offset by the reversal of interest expense associated with the Company’s obligation to acquire a subsidiary’s minority interest.

During the nine months ended September 30, 2004, non-operating income increased $9.6 million compared to prior year primarily due to the recognition of a $12.9 million gain on the sale of the Company’s interest in Trepp LLC during 2004 partially offset by decreased securities gains and investment income, related to lower investment balances, during 2004.

Outlook

Based on current conditions, which assume no significant changes in economic activity, interest rates or new business momentum, management expects full year 2004 and 2005 diluted earnings per share, as adjusted for PNC LTIP funding requirement, to be in a range of $2.80 to $2.84 and $3.12 to $3.32, respectively. The following table reconciles adjusted diluted earnings per share to the Company’s guidance prior to the decision to commence expensing LTIP and to reported diluted earnings per share.

	Outlook
	2004	2005
Diluted earnings per share, excluding LTIP	$2.98 to $3.02	$3.20 to $3.40
LTIP charge per diluted share	($1.00)	($0.52)

Diluted earnings per share, GAAP basis	$1.98 to $2.02	$2.68 to $2.88
PNC LTIP funding obligation per diluted share	$0.82	$0.44

Diluted earnings per share, as adjusted for PNC
LTIP funding requirement	$2.80 to $2.84	$3.12 to $3.32

BlackRock, Inc.

Third Quarter 2004 Earnings Release

Please note that guidance is based on current market conditions and is prior to giving effect to the acquisition of SSR, which BlackRock estimated would add $0.16 per diluted share in 2005 before one-time charges of $0.10 per diluted share. We believe we are on schedule to close the transaction in early 2005 and, at this time, remain comfortable with our preliminary guidance on accretion and one-time expenses.

Performance Notes

Past performance is no guarantee of future results.

Mutual fund performance data assumes the reinvestment of dividends and capital gains distributions and reflects the performance of the Institutional Class, with the exception of the BlackRock Funds, Government Income Portfolio, which reflects the performance of the Investor B Shares class. BlackRock waives fees, without which performance would be lower. Investments in BlackRock Funds are neither insured nor guaranteed by the U.S. government. Relative peer group performance is based on quartiles from Lipper Inc. Lipper rankings are based on total returns with dividends and distributions reinvested and do not reflect sales charges. Funds with returns among the top 25% of a peer group of funds with comparable objectives are in the first quartile and funds with returns in the next 25% of a peer group are in the second quartile. Some funds have less than one year of performance.

Fixed Income Portfolios of BlackRock Funds: The Core Bond Total Return and the Managed Income Portfolios are in the Intermediate Investment Grade Debt Lipper peer group. The Intermediate Bond Portfolio is in the Short-Intermediate Investment Grade Debt Lipper peer group. The High Yield Bond Portfolio is in the High Current Yield Lipper peer group and the GNMA Portfolio is in the GNMA Lipper peer group. The Intermediate Government Portfolio is in the Intermediate U.S. Government Lipper peer group and the Government Income Portfolio is in the General U.S. Government Lipper peer group.

Equity Portfolios of BlackRock Funds: The Select Equity and Large Cap Value Equity Portfolios are in the Large Cap Core and Multi-Cap Value Lipper peer groups, respectively. The Index Equity Portfolio is in the S&P 500 Index Objective Lipper peer group. The Mid-Cap Growth Equity and Mid-Cap Value Equity Portfolios are in the Mid Cap Growth and Mid Cap Value Lipper peer groups, respectively. The Balanced Portfolio is in the Balanced Lipper peer group. The U.S. Opportunities Portfolio is in the Mid Cap Core Lipper peer group. The International Equity Portfolio is in the International Multi-Cap Core Lipper peer group. The International Opportunities and Global Science & Technology Opportunities Portfolios are in the International Small/Mid Cap Growth and Science & Technology Lipper peer groups, respectively.

Composites Performance: Results do not reflect the deduction of management/advisory fees and other expenses, which will reduce a client’s return. For example, assuming an annual gross return of 8% and an annual management/advisory fee of 0.25%, the net annualized total return of a composite would be 7.74% over a 5-year period. BlackRock is the source of benchmark data for equity composites.

About BlackRock. BlackRock is one of the largest publicly traded investment management firms in the United States with approximately $323 billion of assets under management at September 30, 2004. BlackRock manages assets on behalf of institutional and individual investors worldwide through a variety of equity, fixed income, liquidity and alternative investment products. In addition, BlackRock provides risk management, investment system outsourcing and financial advisory services to a growing number of institutional investors. Clients are served from the Company’s headquarters in New York City, as well as offices in Boston, Edinburgh, Hong Kong, San Francisco, Singapore, Sydney, Tokyo and Wilmington. BlackRock is majority owned by The PNC Financial Services Group, Inc. (NYSE: PNC) and by BlackRock employees. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements. This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,”

BlackRock, Inc.

Third Quarter 2004 Earnings Release

“opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock’s Securities and Exchange Commission (the “SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s advised or sponsored investment products and separately managed accounts; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory fees earned by BlackRock; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) changes in circumstances affecting the expense recognition of BlackRock’s 2002 Long Term Retention and Incentive Plan; and (16) the closing of the Company’s acquisition of SSRM Holdings, Inc.

BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2003 and BlackRock’s subsequent reports filed with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

# # #

TABLE 1

BlackRock, Inc.

Financial Highlights

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended			Variance vs.
	September 30,		June 30,	September 30, 2003		June 30, 2004
	2004	2003	2004	Amount	%	Amount	%
Total revenue	$170,999	$150,344	$183,812	$20,655	14%	($12,813)	-7%
Total expense	$193,375	$92,700	$121,231	$100,675	109%	$72,144	60%
Operating income (loss)	($22,376)	$57,644	$62,581	($80,020)	-139%	($84,957)	-136%
Net income (loss)	($9,814)	$40,053	$47,996	($49,867)	-125%	($57,810)	-120%
Diluted earnings (loss) per share	($0.15)	$0.61	$0.73	($0.76)	-125%	($0.88)	-121%
Diluted earnings per share, excluding LTIP (a)	$0.72	$0.61	$0.73	$0.11	18%	($0.01)	-1%
Diluted earnings per share, as adjusted (a)	$0.56	$0.61	$0.73	($0.05)	-8%	($0.17)	-23%
Average diluted shares outstanding	63,676,776	65,692,272	65,766,979	(2,015,497)	-3%	(2,090,203)	-3%
Operating margin (b)	31.8%	40.5%	35.6%
Assets under management ($ in millions)	$323,465	$293,501	$309,654	$29,964	10%	$13,811	4%

	Nine months ended
	September 30,		Variance
	2004	2003	Amount	%
Total revenue	$536,634	$437,001	$99,633	23%
Total expense	$426,662	$270,479	$156,183	58%
Operating income	$109,972	$166,522	($56,550)	-34%
Net income	$93,389	$114,047	($20,658)	-18%
Diluted earnings per share	$1.42	$1.73	($0.31)	-18%
Diluted earnings per share, excluding LTIP (a)	$2.28	$1.73	$0.55	32%
Diluted earnings per share, as adjusted (a)	$2.13	$1.73	$0.40	23%
Average diluted shares outstanding	65,858,552	65,918,485	(59,934)	0%
Operating margin (b)	36.0%	40.3%
Assets under management ($ in millions)	$323,465	$293,501	$29,964	10%

BlackRock, Inc.

Financial Highlights (continued)

(a)	Diluted earnings per share adjusted to exclude the portion of expenses related to the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (“LTIP”) to be funded by The PNC Financial Services Group, Inc. (“PNC”) with a capital contribution of up to 4 million shares of BlackRock common stock.

This measure is derived from the Company’s consolidated financial statements, as follows:

	Three and nine months ended September 30, 2004
Net income (loss), GAAP basis	($9,814)	$93,389
LTIP expense, net of tax	57,082	57,082

Net income, excluding LTIP	47,268	150,471
BlackRock’s LTIP funding requirement	(10,383)	(10,383)

Net income, as adjusted for PNC LTIP funding requirement	36,885	140,088

Diluted weighted average shares outstanding, GAAP basis	63,676,776	65,858,552
Antidilutive common stock equivalents by virtue of the Company’s net loss	2,303,856	—

Diluted weighted average shares outstanding, as adjusted	65,980,632	65,858,552

Diluted earnings (loss) per share, GAAP basis	($0.15)	$1.42

Diluted earnings per share, excluding LTIP	$0.72	$2.28

Diluted earnings per share, as adjusted for PNC LTIP funding requirement	$0.56	$2.13

We have presented diluted earnings per share, excluding LTIP, to provide shareholders with a comparison to the Company’s previous diluted earnings per share estimate of $0.69 to $0.73 for the third quarter of 2004. This measure is comparable to the estimate made by the Company’s management prior to its determination to commence expense recognition for LTIP awards.

We believe that diluted earnings per share, as adjusted for PNC LTIP funding requirement, is an effective indicator of the Company’s profitability. The LTIP expense associated with awards to be met by PNC’s funding requirement have been excluded from diluted earnings per share, as adjusted, because, exclusive of the impact related to Plan participants’ put options, these non-cash charges will not impact BlackRock’s book value.

(b)	Operating income, adjusted for LTIP expense, divided by total revenue less fund administration and servicing costs. Computations for all periods presented include affiliated and non-affiliated fund administration and servicing expense reported as a separate income statement line item and are derived from the Company’s consolidated financial statements, as follows:

	Three months ended			Nine months ended September 30,
	September 30,		June 30, 2004
	2004	2003		2004	2003
Operating income (loss), GAAP basis	($22,376)	$57,644	$62,581	$109,972	$166,522
Add back: LTIP expense	90,606	—	—	90,606	—
Less: BlackRock’s LTIP funding requirement	(16,481)	—	—	(16,481)	—

Operating income, as adjusted	$51,749	$57,644	$62,581	$184,097	$166,522

Revenue, GAAP basis	170,999	150,344	183,812	536,634	437,001
Less: fund administration and servicing costs	(8,277)	(7,844)	(8,018)	(24,655)	(23,380)

Revenue used for operating margin measurement	162,722	142,500	175,794	511,979	413,621

Operating margin, GAAP basis	-13.1%	38.3%	34.0%	20.5%	38.1%

Operating margin, as reported	31.8%	40.5%	35.6%	36.0%	40.3%

We believe that operating margin, as reported, is an effective indicator of management’s ability to effectively employ the Company’s resources. Fund administration and servicing costs have been excluded from operating margin because these costs are a fixed, asset-based expense which can fluctuate based on the discretion of a third party.

TABLE 2

BlackRock, Inc.

Condensed Consolidated Statements of Income

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended		% Change	Nine months ended		% Change
	September 30, 2004	September 30, 2003		September 30, 2004	September 30, 2003
Revenue
Investment advisory and administration fees
Mutual funds	$54,073	$52,482	3.0%	$165,500	$149,718	10.5%
Separate accounts	93,482	80,555	16.0	304,386	237,697	28.1

Total investment advisory and administration fees	147,555	133,037	10.9	469,886	387,415	21.3
Other income	23,444	17,307	35.5	66,748	49,586	34.6

Total revenue	170,999	150,344	13.7	536,634	437,001	22.8

Expense
Employee compensation and benefits	64,950	58,956	10.2	212,637	170,161	25.0
Long-Term Retention and Incentive Plan	90,606	—	NM	90,606	—	NM
Fund administration and servicing costs
Affiliates	4,227	6,621	(36.2)	14,243	20,250	(29.7)
Other	4,050	1,223	231.2	10,412	3,130	232.7
General and administration	29,259	25,669	14.0	91,921	76,244	20.6
Amortization of intangible assets	283	231	22.5	746	694	7.5
Impairment of intangible assets	—	—	0.0	6,097	—	NM

Total expense	193,375	92,700	108.6	426,662	270,479	57.7

Operating income (loss)	(22,376)	57,644	(138.8)	109,972	166,522	(34.0)
Non-operating income (expense)
Investment income	4,717	6,086	(22.5)	27,652	17,848	54.9
Interest expense	965	(152)	(734.9)	(669)	(467)	43.3

	5,682	5,934	(4.2)	26,983	17,381	55.2

Income (loss) before income taxes and minority interest	(16,694)	63,578	(126.3)	136,955	183,903	(25.5)
Income taxes	(7,265)	23,579	(130.8)	39,345	69,900	(43.7)

Income (loss) before minority interest	(9,429)	39,999	(123.6)	97,610	114,003	(14.4)
Minority interest	385	(54)	NM	4,221	(44)	NM

Net income (loss)	($9,814)	$40,053	(124.5)	$93,389	$114,047	(18.1)

Weighted-average shares outstanding
Basic	63,676,776	64,497,117	(1.3%)	63,693,281	64,858,615	(1.8%)
Diluted	63,676,776	65,692,272	-3.1%	65,858,552	65,918,485	(0.1%)
Earnings (loss) per share
Basic	($0.15)	$0.62	(124.2%)	$1.47	$1.76	(16.5%)
Diluted	($0.15)	$0.61	(124.6%)	$1.42	$1.73	(17.9%)

NM - Not meaningful

TABLE 3

BlackRock, Inc.

Condensed Consolidated Statements of Financial Condition

(Dollar amounts in thousands)

(unaudited)

	September 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$379,431	$315,941
Accounts receivable	170,707	127,316
Investments	240,513	234,923
Property and equipment, net	88,377	87,006
Intangible assets, net	184,288	192,079
Other assets	13,685	9,958

Total assets	$1,077,001	$967,223

Liabilities, minority interest and stockholders’ equity
Accrued compensation	$167,461	$172,447
Long-Term Retention and Incentive Plan	90,606	—
Accounts payable and accrued liabilities	55,959	60,098
Acquired management contract obligation	4,810	5,736
Other liabilities	14,492	14,395

Total liabilities	333,328	252,676
Minority interest	8,724	1,239
Stockholders’ equity	734,949	713,308

Total liabilities, minority interest and stockholders’ equity	$1,077,001	$967,223

TABLE 4

BlackRock, Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

(unaudited)

	Nine months ended September 30,
	2004	2003
Cash flows from operating activities
Net income	$93,389	$114,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,462	15,886
Impairment of intangible assets	6,097	—
Minority interest	4,221	(97)
Stock-based compensation	9,518	5,051
Deferred income taxes	(20,908)	(467)
Tax benefit from stock-based compensation	1,690	5,146
Net gain on investments	(13,142)	(1,970)
Changes in operating assets and liabilities:
Increase in accounts receivable	(22,998)	(12,619)
Increase in investments, trading	(10,600)	(21,414)
Increase in receivable from affiliates	(608)	(2,051)
Increase in other assets	(952)	(3,992)
Decrease in accrued compensation	(4,986)	(19,374)
Increase in Long-Term Retention and Incentive Plan	90,606	—
(Decrease) increase in accounts payable and accrued liabilities	(4,387)	15,702
Increase in other liabilities	1,060	719

Cash provided by operating activities	143,462	94,567

Cash flows from investing activities
Purchase of property and equipment	(15,245)	(9,653)
Purchase of investments	(90,121)	(155,295)
Sale of investments	145,737	135,806
Deemed cash contribution upon consolidation of VIE	6,412	—
Consolidation of sponsored investment funds	(43,169)	—
Acquisitions, net of cash acquired	(74)	(8,918)

Cash provided by (used in) investing activities	3,540	(38,060)

Cash flows from financing activities
Issuance of class A common stock	—	623
Dividends paid	(47,685)	(12,834)
Distributions paid to minority interest holders	(5,794)	—
Subscriptions to consolidated sponsored investment funds	5,152	—
Purchase of treasury stock	(48,539)	(62,773)
Reissuance of treasury stock	13,325	4,421
Acquired management contract obligation payment	(926)	(842)

Cash used in financing activities	(84,467)	(71,405)

Effect of exchange rate changes on cash and cash equivalents	955	1,231
Net increase (decrease) in cash and cash equivalents	63,490	(13,667)
Cash and cash equivalents, beginning of period	315,941	255,234

Cash and cash equivalents, end of period	$379,431	$241,567

TABLE 5

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

	September 30,		December 31, 2003
	2004	2003
All Accounts
Fixed income	$235,535	$201,364	$214,356
Liquidity	67,837	73,037	74,345
Equity	12,675	12,424	13,721
Alternative investment products	7,418	6,676	6,934

Total	$323,465	$293,501	$309,356

Separate Accounts
Fixed income	$211,075	$178,390	$190,432
Liquidity	7,703	5,707	5,855
Liquidity-Securities lending	8,636	9,996	9,925
Equity	8,129	9,143	9,443
Alternative investment products	7,418	6,676	6,934

Subtotal	242,961	209,912	222,589

Mutual Funds
Fixed income	24,460	22,974	23,924
Liquidity	51,498	57,334	58,565
Equity	4,546	3,281	4,278

Subtotal	80,504	83,589	86,767

Total	$323,465	$293,501	$309,356

Component Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
All Accounts
Beginning assets under management	$309,654	$286,309	$309,356	$272,841
Net subscriptions	7,302	6,468	6,945	10,778
Market appreciation	6,509	724	7,164	9,882

Ending assets under management	$323,465	$293,501	$323,465	$293,501

Separate Accounts
Beginning assets under management	$230,845	$203,677	$222,589	$183,513
Net subscriptions	5,956	5,701	13,200	17,631
Market appreciation	6,160	534	7,172	8,768

Ending assets under management	242,961	209,912	242,961	209,912

Mutual Funds
Beginning assets under management	78,809	82,632	86,767	89,328
Net subscriptions (redemptions)	1,346	767	(6,255)	(6,853)
Market appreciation (depreciation)	349	190	(8)	1,114

Ending assets under management	80,504	83,589	80,504	83,589

Total	$323,465	$293,501	$323,465	$293,501

BlackRock, Inc.

Assets Under Management

Quarterly Trend

(Dollar amounts in millions)

(unaudited)

	2003		2004			Nine months ended September 30, 2004
	September 30	December 31	March 31	June 30	September 30
Separate Accounts
Fixed Income
Beginning assets under management	$174,480	$178,390	$190,432	$202,055	$199,762	$190,432
Net subscriptions	3,700	9,842	7,141	1,365	5,201	13,707
Market appreciation (depreciation)	210	2,200	4,482	(3,658)	6,112	6,936

Ending assets under management	178,390	190,432	202,055	199,762	211,075	211,075

Liquidity
Beginning assets under management	5,366	5,707	5,855	6,304	6,896	5,855
Net subscriptions	328	135	446	591	787	1,824
Market appreciation	13	13	3	1	20	24

Ending assets under management	5,707	5,855	6,304	6,896	7,703	7,703

Liquidity-Securities lending
Beginning assets under management	8,374	9,996	9,925	8,479	8,771	9,925
Net subscriptions (redemptions)	1,622	(71)	(1,446)	292	(135)	(1,289)

Ending assets under management	9,996	9,925	8,479	8,771	8,636	8,636

Equity
Beginning assets under management	9,105	9,143	9,443	9,003	8,790	9,443
Net redemptions	(334)	(1,234)	(684)	(195)	(748)	(1,627)
Market appreciation (depreciation)	372	1,534	244	(18)	87	313

Ending assets under management	9,143	9,443	9,003	8,790	8,129	8,129

Alternative investment products
Beginning assets under management	6,352	6,676	6,934	6,342	6,626	6,934
Net subscriptions (redemptions)	385	237	(486)	220	851	585
Market appreciation (depreciation)	(61)	21	(106)	64	(59)	(101)

Ending assets under management	6,676	6,934	6,342	6,626	7,418	7,418

Total Separate Accounts
Beginning assets under management	203,677	209,912	222,589	232,183	230,845	222,589
Net subscriptions	5,701	8,909	4,971	2,273	5,956	13,200
Market appreciation (depreciation)	534	3,768	4,623	(3,611)	6,160	7,172

Ending assets under management	$209,912	$222,589	$232,183	$230,845	$242,961	$242,961

Mutual Funds
Fixed Income
Beginning assets under management	$21,480	$22,974	$23,924	$24,742	$23,780	$23,924
Net subscriptions (redemptions)	1,426	977	598	(264)	270	604
Market appreciation (depreciation)	68	(27)	220	(698)	410	(68)

Ending assets under management	22,974	23,924	24,742	23,780	24,460	24,460

Liquidity
Beginning assets under management	57,845	57,334	58,565	58,986	50,276	58,565
Net subscriptions (redemptions)	(512)	1,225	420	(8,710)	1,222	(7,068)
Market appreciation	1	6	1	—	—	1

Ending assets under management	57,334	58,565	58,986	50,276	51,498	51,498

Equity
Beginning assets under management	3,307	3,281	4,278	4,761	4,753	4,278
Net subscriptions (redemptions)	(147)	579	351	4	(146)	209
Market appreciation (depreciation)	121	418	132	(12)	(61)	59

Ending assets under management	3,281	4,278	4,761	4,753	4,546	4,546

Total Mutual Funds
Beginning assets under management	82,632	83,589	86,767	88,489	78,809	86,767
Net subscriptions (redemptions)	767	2,781	1,369	(8,970)	1,346	(6,255)
Market appreciation (depreciation)	190	397	353	(710)	349	(8)

Ending assets under management	$83,589	$86,767	$88,489	$78,809	$80,504	$80,504

BlackRock, Inc.

Assets Under Management

Quarterly Trend

(Dollar amounts in millions)

(unaudited)

	2003		2004			Nine months ended September 30, 2004
	September 30	December 31	March 31	June 30	September 30
Mutual Funds
BlackRock Funds
Beginning assets under management	$18,410	$18,044	$18,354	$18,985	$16,603	$18,354
Net subscriptions (redemptions)	(385)	57	427	(2,110)	(391)	(2,074)
Market appreciation (depreciation)	19	253	204	(272)	93	25

Ending assets under management	18,044	18,354	18,985	16,603	16,305	16,305

BlackRock Global Series
Beginning assets under management	589	794	838	1,026	1,293	838
Net subscriptions (redemptions)	193	(3)	181	275	(21)	435
Market appreciation (depreciation)	12	47	7	(8)	27	26

Ending assets under management	794	838	1,026	1,293	1,299	1,299

BlackRock Liquidity Funds
Beginning assets under management	51,163	51,078	52,870	53,159	45,854	52,870
Net subscriptions (redemptions)	(85)	1,792	289	(7,305)	1,233	(5,783)

Ending assets under management	51,078	52,870	53,159	45,854	47,087	47,087

Closed End
Beginning assets under management	11,723	12,920	13,961	14,552	14,233	13,961
Net subscriptions	1,038	944	449	111	433	993
Market appreciation (depreciation)	159	97	142	(430)	229	(59)

Ending assets under management	12,920	13,961	14,552	14,233	14,895	14,895

Other Commingled Funds
Beginning assets under management	747	753	744	767	826	744
Net subscriptions (redemptions)	6	(9)	23	59	92	174

Ending assets under management	753	744	767	826	918	918

Total Mutual Funds
Beginning assets under management	82,632	83,589	86,767	88,489	78,809	86,767
Net subscriptions (redemptions)	767	2,781	1,369	(8,970)	1,346	(6,255)
Market appreciation (depreciation)	190	397	353	(710)	349	(8)

Ending assets under management	$83,589	$86,767	$88,489	$78,809	$80,504	$80,504